EXHIBIT 99





For Immediate Release     Contact:Karen A. Warren (Investor Relations)
July 22, 2002                     401-727-5401
                                  Wayne S. Charness (News Media)
                                  401-727-5983


                 HASBRO REPORTS SECOND QUARTER RESULTS


     Pawtucket, RI (July 22, 2002) - Hasbro, Inc. (NYSE: HAS) today reported results for its second quarter ended June 30, 2002.
Worldwide net revenues were $546.0 million, up 7% from $511.0 million a year ago. Operating profits were $14.0 million, compared to a loss of $41 thousand last year. The net loss for the quarter was $25.9 million, compared to a loss of $18.3 million last year, and the loss per diluted share was $0.15, compared to a loss of $0.11 per diluted share in 2001. The results include a non-cash, after- tax charge of $28.6 million or $0.17 per diluted share related to a decline in the value of the Company's investment in Infogrames Entertainment SA. The Company also recorded a non-cash charge as a cumulative effect of a change in accounting principle related to the adoption of FAS 142 "Goodwill and Other Intangibles," as detailed later in the release. The Company reported second quarter Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) of $60.1 million, compared to $51.3 million in 2001.

     For the first half, worldwide net revenues were $998.3 million, compared to $974.3 million a year ago. Net loss and loss per diluted share, before a change in accounting principle, in the first half was $42.9 million and $0.25, respectively, compared to a loss, before a change in accounting principle, of $42.3 million and $0.25 last year. First half EBITDA was $92.1 million, compared to $85.8 million last year.

     "We are particularly gratified to see the strong increase in revenue and the improvement in operating profit this quarter. Hasbro enters the second half of the year well positioned and on track to achieve our financial goals for the year," said Alan G. Hassenfeld, Chairman and Chief Executive Officer.

     "Quarterly revenue growth was driven in part by an 18% year-over-year increase in the Company's U.S. Toys segment, led by strong product lines including TRANSFORMERS, G.I. JOE, STAR WARS, PLAYSKOOL, NERF and ZOIDS," continued Hassenfeld.

     "We are enthusiastic about the second half of the year because we have some great new products, augmenting what we believe to be an already strong product line. We will be supporting the line with promotional programs throughout the fall and holiday season. Going forward, we continue to be focused on growing and leveraging our core brands, which are our most important asset in terms of building shareholder value, as well as our continued focus on expense reductions and our balance sheet," concluded Hassenfeld.

     In the U.S. Toys segment, revenues increased in the quarter and the segment was profitable compared to a loss in the prior year. International segment revenue for the quarter also increased and the segment pre-tax loss improved year over year. The Games segment revenue declined for the quarter, primarily due to a reduction in licensed trading card games, offsetting an increase in board game shipments. Retail sales data from our top five accounts indicate that the traditional board games business is continuing to perform well. In addition, the Games segment was profitable for the quarter, although not quite as profitable as in the comparable period last year.

     "We are pleased with the progress we have made this year in implementing key strategic initiatives as we further align our businesses and run them more efficiently," said Alfred J. Verrecchia, President and Chief Operating Officer. "Our strategy of focusing on cost reductions, cash management and growing our core brands is generating results, laying the foundation for our continued success."

     As mentioned previously in the release, the Company had a non-cash charge in the second quarter related to an investment in Infogrames Entertainment SA, which was acquired as a result of the sale of Hasbro Interactive and Games.com. The net proceeds from the sale included approximately 2.9 million shares of Infogrames Entertainment SA common stock. Based on the decline in Infogrames Entertainment SA stock, the Company has written down the investment by $28.6 million after-tax.

     "When we sold Hasbro Interactive and Games.com we eliminated a business that incurred significant operating losses for Hasbro. Although we are disappointed in the stock price performance of Infogrames Entertainment SA, we believe they are a good strategic long-term partner that will bring value to our brands in the digital world. In addition, they are providing a guaranteed royalty income stream to Hasbro over the next 14 years," concluded Verrecchia.

     The Company recorded a $245.7 million, net of tax or $1.42 per diluted share non-cash charge as a cumulative effect of a change in accounting principle related to the adoption of FAS 142 "Goodwill and Other Intangibles." FAS 142 requires that goodwill and intangible assets with indefinite lives be tested for impairment annually rather than amortized over time. The impaired goodwill is entirely related to the U.S. Toys Segment. This charge is being made retroactively to the beginning of the year and will impact year to date results. Amortization of goodwill and intangible assets with indefinite lives in the second quarter of 2001 amounted to $12.7 million. The elimination of this amortization and its related tax effect would have resulted in a net loss of $10.4 million in the second quarter of 2001.

     The Company will webcast its second quarter earnings conference call at 9:00 a.m. Eastern Standard Time today. Investors and the media are invited to listen at http://www.hasbro.com (select "Corporate Info" from the home page, click on "Investor Information," and then click on the webcast microphone).

     Hasbro is a worldwide leader in children's and family leisure time and entertainment products and services, including the design, manufacture and marketing of games and toys ranging from traditional to high-tech. Both internationally and in the U.S., its PLAYSKOOL, TONKA, SUPER SOAKER, MILTON BRADLEY, PARKER BROTHERS, TIGER and WIZARDS OF THE COAST brands and products provide the highest quality and most recognizable play experiences in the world.


Certain statements contained in this release contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words or phrases such as "anticipate", "believe", "could", "expect", "intend", "look forward", "may", "planned", "potential", "should", "will" and "would". Such forward-looking statements are inherently subject to known and unknown risks and uncertainties. The Company's actual actions or results may differ materially from those expected or anticipated in the forward-looking statements. Specific factors that might cause such a difference include, but are not limited to: the Company's ability to manufacture, source and ship new and continuing products on a timely basis and the acceptance of those products by customers and consumers at prices that will be sufficient to profitably recover development, manufacturing, marketing, royalty and other costs of products; economic conditions, including higher fuel prices, currency fluctuations and government regulation and other actions in the various markets in which the Company operates throughout the world; the inventory policies of retailers, including the concentration of the Company's revenues in the second half and fourth quarter of the year, together with increased reliance by retailers on quick response inventory management techniques, which increases the risk of underproduction of popular items, overproduction of less popular items and failure to achieve tight and compressed shipping schedules; the bankruptcy or other lack of success of one of the Company's significant retailers which could negatively impact the Company's revenues or bad debt exposure; the impact of competition on revenues, margins and other aspects of the Company's business, including the ability to secure, maintain and renew popular licenses and the ability to attract and retain talented employees in a competitive environment; market conditions, third party actions or approvals and the impact of competition that could delay or increase the cost of implementation of the Company's consolidation programs or alter the Company's actions and reduce actual results; the risk that anticipated benefits of acquisitions may not occur or be delayed or reduced in their realization; and other risks and uncertainties as may be detailed from time to time in the Company's public announcements and SEC filings. The Company undertakes no obligation to make any revisions to the forward-looking statements contained in this release or to update them to reflect events or circumstances occurring after the date of this release.

EBITDA (earnings before interest, taxes, depreciation and amortization) represents operating profit (loss) excluding, restructuring, depreciation and all amortization. EBITDA is not adjusted for all noncash expenses or for working capital, capital expenditures or other investment requirements and, accordingly, is not necessarily indicative of amounts that may be available for discretionary uses. Thus, EBITDA should not be considered in isolation or as a substitute for net earnings or cash provided by operating activities, each prepared in accordance with generally accepted accounting principles, when measuring Hasbro's profitability or liquidity as more fully discussed in the Company's financial statements and filings with the Securities and Exchange Commission.


                                    # # #
                              (Tables Attached)




                                  HASBRO, INC.

                       CONSOLIDATED STATEMENTS OF OPERATIONS



(Thousands of Dollars and Shares Except Per Share Data)

                                    Quarter Ended         Six Months Ended
                                  ------------------    --------------------
                                  June 30,   July 1,     June 30,    July 1,
                                    2002      2001         2002       2001
                                  --------  --------    ---------  ---------
Net Revenues                     $ 545,990   510,971    $ 998,257    974,257
Cost of Sales                      196,165   204,008      362,579    393,813
                                  --------   -------    ---------  ---------
Gross Profit                       349,825   306,963      635,678    580,444
Amortization                        22,766    28,862       44,215     58,283
Royalties                           65,712    39,961      117,168     66,399
Research and Product Development    36,770    29,907       69,983     60,204
Advertising                         58,507    51,065      105,396     98,678
Selling, Distribution and
 Administration                    152,069   157,209      291,260    311,028
                                  --------   -------    ---------  ---------
Operating Profit (Loss)             14,001       (41)       7,656    (14,148)
Interest Expense                    18,317    25,321       37,859     51,211
Other (Income) Expense, Net         30,667     1,595       27,832     (3,170)
                                  --------   -------    ---------  ---------
Earnings (Loss) Before Income
 Taxes and Cumulative Effect of
 Accounting Change, Net of Tax     (34,983)  (26,957)     (58,035)   (62,189)
Income Taxes                        (9,095)   (8,626)     (15,089)   (19,900)
                                  --------   -------    ---------  ---------
Earnings (Loss) before
 Cumulative Effect of
 Accounting Change                 (25,888)  (18,331)     (42,946)   (42,289)
Cumulative Effect of Accounting
 Change                                -         -       (245,732)    (1,066)
                                  --------   -------    ---------  ---------
Net Earnings (Loss)               $(25,888) $(18,331)   $(288,678) $ (43,355)
                                  ========   =======    =========  =========

Per Common Share
  Earnings (Loss) before Cumulative
   Effect of Accounting Change
    Basic and Diluted             $   (.15)  $  (.11)   $    (.25) $    (.25)
                                  ========   =======    =========  =========
  Cumulative Effect of Accounting
    Change, Net of Tax
    Basic and Diluted             $      -   $     -    $   (1.42) $    (.01)
                                  ========   =======    =========  =========
  Net Earnings (Loss)
    Basic and Diluted             $   (.15)  $  (.11)   $   (1.67) $    (.25)
                                   =======   =======    =========  =========

  Cash Dividends Declared         $    .03   $   .03    $     .06  $     .06
                                   =======   =======    =========  =========

Weighted Average Number of Shares
  Basic and Diluted                172,723   172,023      172,659    171,978
                                   =======   =======    =========  =========

                                  HASBRO, INC.

                      CONSOLIDATED CONDENSED BALANCE SHEETS



  (Thousands of Dollars)

                                                    June 30,         July 1,
                                                      2002            2001
                                                   ---------       ---------
                   Assets

  Cash and Cash Equivalents                       $   57,057      $   56,819
  Accounts Receivable, Net                           479,443         399,402
  Inventories                                        279,873         336,638
  Other Current Assets                               290,919         385,422
                                                   ---------       ---------
  Total Current Assets                             1,107,292       1,178,281
  Property, Plant and Equipment, Net                 228,588         268,054
  Other Assets                                     1,548,897       1,887,454
                                                   ---------       ---------
  Total Assets                                    $2,884,777      $3,333,789
                                                   =========       =========

        Liabilities and Shareholders' Equity

  Short-term Borrowings                           $   17,066      $  173,253
  Current Installments of Long-Term Debt             277,928           1,729
  Payables and Accrued Liabilities                   553,208         616,841
                                                   ---------       ---------
  Total Current Liabilities                          848,202         791,823
  Long-term Debt                                     846,361       1,167,035
  Deferred Liabilities                                98,185         117,000
                                                   ---------       ---------
  Total Liabilities                                1,792,748       2,075,858
  Total Shareholders' Equity                       1,092,029       1,257,931
                                                   ---------       ---------
  Total Liabilities and Shareholders' Equity      $2,884,777      $3,333,789
                                                   =========       =========